EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             THIRD QUARTER 1997

(1) STI announced in April 1997 a joint venture formed with Roanoke Cement Company to install equipment to separate unburned carbon from fly-ash at Carolina Power & Light's Roxboro, N.C. generating station. The joint venture will market the processed ash to concrete producers in the Virginia's and the Carolina's. The equipment has been delivered and installed and commercial operation began in September 1997.

    In August of 1997, STI was awarded the contract for the benefication of the ash from the Jacksonville Electric Authority's Saint John's River Power Park.

(2) Separation Technologies' Financial Statements through September 30,
    1997.

                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                September 30, 1997
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $3,444
    Less: Accumulated depreciation                   1,699
          Total fixed Assets                         1,745
Current Assets:
    Cash and cash equivalents                          843
    Accounts Receivable, net                         1,337
    Inventories                                          7
    Prepaid Expenses and Other                          20
          Total Current Assets                       2,207
Other Assets:
    Deposits                                            32
    Acquired Intangibles                               693
    Patents and acquired Technology                    195
          Total Other Assets                           920
TOTAL ASSETS                                        $4,872

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Deferred Compensation                            (125)
    Additional Paid-in-Capital                      13,902
    Deficit accumulated during development        (12,205)
          Total Stockholders' Equity                 1,625
Long Term Liabilities:
    Notes Payable to EUA Energy                      2,425
          Total Long Term Liabilities                2,425
          Total Capitalization                       4,050
Current Liabilities:
    Accounts Payable                                   326
    Notes and Leases Payable                           144
    Accrued Expenses                                   352
          Total Current Liabilities                    822
TOTAL LIABILITIES AND EQUITY                        $4,872


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
                      For the Period Ended September 30, 1997
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                  $1,421    $2,566
Cost of Revenues                             928     1,609
          Gross Profit                       493       957

Operating Expenses:
    Engineering, Research and Development    227       756
    Sales and Marketing Expenses              18       110
    General and Administrative Expenses      397     1,232
          Total Operating Expenses           642     2,098
Operating Income (Loss)                     (149)   (1,141)
Interest Charges                              78       156
Other Income/(Expense)                        23       148
Pre-tax Net Income (Loss)                  ($204)  ($1,149)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended September 30, 1997
                                     (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                      ($1,149)
    Depreciation & Amortization                        677
    Change in Current Assets and Liabilities:
        Accounts Receivable                           (916)
        Accounts Payable                              (255)
        Other Current Assets and Liabilities           151
    Net Operating Activities                        (1,492)

Investing Activities:
    Capital Expenditures                              (360)
          Net Investing Activities                    (360)

Financing Activities:
    Increase in Notes and Leases                     1,459
          Net Financing Activities                   1,459

Net increase in cash and cash equivalents             (393)
Cash and cash equivalents at December 31, 1996       1,236
Cash and cash equivalents at September 30, 1997        843